CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 26, 2017, relating to the financial statements and financial highlights of The North Country Funds, comprising The North Country Equity Growth Fund and The North Country Intermediate Bond Fund, for the year ended November 30, 2016, and to the references to our firm under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

March 24, 2017